Exhibit 99.1

LINN ENERGY REPORTS FIRST-QUARTER 2018 RESULTS
HOUSTON, May 3, 2018 - LINN Energy, Inc. (OTCQB: LNGG) (“LINN” or the “Company”) announces financial and operating results for the first quarter 2018 and highlights the following:

•	Announced strategic plan to separate into two public companies, Roan Resources (“Roan”) and Riviera Resources (“Riviera”) during mid-summer 2018

•	Completed strategic divesture program resulting in approximately $2 billion of closed asset sales

•	Strong balance sheet with no debt and a first quarter ending cash balance of approximately $227 million

•	Returned more than $600 million of capital to LINN shareholders through share repurchases

•	Blue Mountain Midstream (“Blue Mountain”) anticipates commissioning the Chisholm Trail cryogenic plant by the end of the second quarter 2018

•	Outperformed guidance on production, operating expenses and adjusted EBITDAX for the quarter
"We achieved several key strategic milestones in our mission to maximize value for our shareholders. First, we continue to perform exceptionally well operationally, meeting or exceeding guidance each of the past five quarters. Second, we completed our strategic divestiture program of ~$2 billion, allowing us to continue to repurchase shares including the $325 million tender offer completed in January. Third, we believe our shares are trading at a significant discount and are in progress to execute our separation plan this summer to unlock this value. Fourth, Blue Mountain is nearing the completion of its Chisholm Trail cryogenic plant in the Merge. It is truly impressive the amount of progress our organization and Board has accomplished this past year. I would like to thank our employees for their hard work in executing our vision and look forward to the bright futures of Roan and Riviera,” said Mark E. Ellis, LINN’s President and Chief Executive Officer.
Key Financial Results (1)

First Quarter
$ in millions	2018	2017
Average daily production (MMcfe/d)	401	750
Oil, natural gas and NGL sales	$ 137	$ 269
Income from continuing operations	$ 71	$ 2,390
Loss from discontinued operations, net of income taxes	$ 0	$ (0.5)
Net income	$ 71	$ 2,390
Adjusted EBITDAX (a non-GAAP financial measure) (2)	$ 40	$ 114
LINN Adjusted EBITDAX for Roan (a non-GAAP financial measure)(3)	$ 37	N/A
Net cash provided by operating activities	$ 48	$ 65
Oil and natural gas capital	$ 10	$ 56
Total capital	$ 67	$ 64

(1)	All amounts reflect continuing operations with the exception of net income.

(2)	Excludes Adjusted EBITDAX from discontinued operations of approximately $15 million for the three months ended March 31, 2017.

(3)	Represents the Adjusted EBITDAX for LINN’s 50% equity interest in Roan for the period from January 1, 2018, to March 31, 2018. See Schedule 1 below for a reconciliation of Adjusted EBITDA
Strategic Update on the Separation
As previously announced, Company’s Board of Directors (“the Board”) believes the Company trades at a discount to its sum of the parts value and therefore determined to break the Company into separate stand-alone publically traded businesses to unlock this value. To execute this plan in a timely and tax efficient manner, the Board has decided to separate into two public companies, Roan Resources and Riviera Resources. The Board and management are focused on executing this value maximizing plan for shareholders by mid-summer 2018 and expect to provide financial and operational updates at or prior to the separation.
The Company has formed Riviera Resources, which will hold the following upstream assets: Hugoton, Michigan/Illinois, Arkoma, East Texas, North Louisiana, Drunkards Wash as well the assets of Blue Mountain and more than 100,000 net acres in the prospective NW Stack play. Riviera, upon completion of the separation, is expected to be an unlevered upstream and midstream business with highly economic organic investment opportunities. Riviera will be listed for trading on the OTC market under the ticker RVRA.

Following the separation, LINN Energy, Inc., which currently trades on the OTC market under the ticker LNGG, will solely serve as a holding company for its 50 percent equity interest in Roan. The Company has executed a term sheet with Roan Holdings, LLC (the successor to Citizen Energy II, LLC) which is expected to result in the combination of LNGG’s 50 percent equity interest with Roan Holdings, LLC’s 50 percent equity interest. This will allow for the consolidation of 100 percent of the equity in Roan under LNGG, subject to due diligence and execution of definitive documentation, during the third quarter of this year. Roan Resources is preparing to up list to the NYSE or NASDAQ during 2018 under the ticker ROAN.
Completion of $2 Billion Strategic Divestiture Program
The Company successfully completed more than 20 separate divestitures this past year resulting in approximately $2 billion of closed asset sales. The sales far exceeded expectations with a significant premium to proved developed PV-10 value. In addition, the Company has elected to retain the previously marketed Drunkards Wash properties in Utah and those assets will become part of Riviera Resources.
Strong Balance Sheet
From its successful divestiture program in 2017 and 2018, the Company extinguished all outstanding debt. As of March 31, 2018, the Company had no borrowings outstanding under its $390 million revolving credit facility and had approximately $343 million available borrowing capacity inclusive of outstanding letters of credit. LINN has a first quarter ending cash balance of approximately $227 million and pending the closing of previously announced asset sales, forecasts to have approximately $330 million of cash on its balance sheet at the end of the second quarter of 2018. Additionally, on April 30, 2018, the Company’s borrowing base was increased to $425 million.
Share Repurchase Update
The Board continues to focus on returning capital to its shareholders and since our financial reorganization has repurchased approximately $605 million of its outstanding Class A common stock through the share repurchase program, recent tender offer and the employee liquidity program. The Company has also retired approximately $20 million of its Class A-2 shares related to the HoldCo profits interest.
Roan Resources Update
Roan Resources was formed in the second quarter of 2017 and is focused on the accelerated development of approximately 150,000 net acres in the prolific Merge/SCOOP/STACK play of Oklahoma.
During the first quarter, Roan operated six drilling rigs in the Merge and drilled 13 operated wells with lateral lengths ranging between one-to-two miles. Completion activity in the first quarter slowed from the fourth quarter 2017 pace while awaiting the start-up of Blue Mountain’s Chisholm Trail cryogenic plant. Net production averaged approximately 38,000 BOE/d and Roan ended the quarter with 11 drilled but uncompleted (“DUC”) wells. Roan expects the inventory of DUC wells to increase until processing capacity is expanded. Once the new plant is commissioned at the end of second quarter, Roan will fully resume completion activity to work down its DUC inventory and expects significant growth in the second half of 2018.
Roan was successful in reducing drill-times and improving geo-steering efforts during the quarter. An example of this includes the one-mile Orange Sherbet 17-10-6-2H well, which was drilled spud-to-TD in approximately 11 days, an improvement of seven days compared to its closest one-mile offset well drilled in 2017. Geo-steering improved Roan’s in-zone ratio to approximately 95% during the quarter.
Roan had impressive results in the quarter and highlights two of its pads in Grady County. On the Collins pad, the Collins 11-2-9-5-1XH had an initial production 30-day rate of 3,548 BOE/d and a 90-day rate of 2,544 BOE/d (74% liquids). A second well, the Collins 10-3-9-5-1XH, had an initial production 30-day rate of 3,228 BOE/d and a 90-day rate of 2,486 BOE/d (77% liquids) while producing more than 132,000 barrels of oil during its first 90 days. Both Collins wells are targeting the Mississippian formation from two-mile laterals. On the Griffin pad, the Griffin 26-23-10-5-1XH had an initial production 30-day rate of 2,478 BOE/d and a 90-day rate of 1,917 BOE/d (82% liquids) and the Griffin 26-35-10-5-1XH had an initial production 30-day rate of 1,812 BOE/d and a 90-day rate of 1,544 BOE/d (65% liquids). Both Griffin wells are targeting the Mississippian formation from 1.5-mile laterals.
In early April, Roan completed its spring 2018 borrowing base redetermination process for its senior secured revolving credit facility. All participating lenders consented to a borrowing base increase from $275 million to $425 million. As of March 31, 2018, approximately $205 million had been drawn on the revolver. Roan has no other outstanding debt.
Additional information on Roan can be found in the supplemental presentation located on LINN’s website.

Riviera Resources
Once formed, Riviera’s primary focus will be the development of its growth-oriented assets and efficiently operating more than 1.7 Tcfe of high quality producing assets, including sizable positions in Hugoton and Michigan. Its growth assets include more than 100,000 net acres in the prospective NW Stack play of Oklahoma with additional horizontal potential in East Texas, North Louisiana and Arkoma.
Non-operated horizontal development has significantly increased in the NW STACK where Riviera plans to commit additional non-operated capital and is evaluating deploying an operated drilling rig later this year. Building on the successful 2017 East Texas drilling program, the Company is conducting an in-depth resource assessment incorporating its recently acquired 3-D seismic data and Riviera plans to resume its drilling program in 2019. The Company estimates 2018 oil and gas capital for Riviera to be approximately $35 million.
Riviera’s midstream subsidiary, Blue Mountain, has more than 80,000 dedicated net acres in the heart of the liquids-rich Merge play. Blue Mountain is constructing a state-of-the-art, highly efficient cryogenic plant to expand its existing midstream business and anticipates the new plant to be operational by the end of the second quarter of 2018. Once at full capacity, Chisholm Trail and its related gathering is forecasted to generate annualized EBITDAX between $100 million and $125 million. With significant growth forecasted from Roan and other producers in the second half of 2018, Blue Mountain estimates a 2018 exit-rate throughput for the plant of 150 MMcf/d to 200 MMcf/d and expects to reach full capacity in 2019. With the forecasted growth from its currently dedicated acreage position, Blue Mountain anticipates the need to expand the cryogenic plant and continues to pursue additional producer dedications.
In connection with the separation, the Company will have a reduction in its workforce that will include approximately $35 million of severance expenses and will reduce the general and administrative run rate for Riviera to approximately $25 million to $30 million per year beginning in 2019, not including Blue Mountain Midstream.
First Quarter Actuals versus Guidance

	Q1 Actuals	Q1 Guidance
Net Production (MMcfe/d)	401	375 - 415
Natural gas (MMcf/d)	266	257 - 284
Oil (Bbls/d)	8,481	7,327 - 8,098
NGL (Bbls/d)	14,124	12,426 - 13,734

Other revenues, net (in thousands) (1)	$ 10,406	$ 13,000 - $ 15,000

Operating Costs (in thousands)	$ 75,430	$ 72,000 - $ 81,000
Lease operating expenses	$ 47,884	$ 43,000 - $ 48,000
Transportation expenses	$ 19,094	$ 20,000 - $ 23,000
Taxes, other than income taxes	$ 8,452	$ 9,000 - $ 10,000

General and administrative expenses (2)	$ 23,697	$ 24,000 - $ 27,000
General and administrative severance expenses	$ 4,045	$ 5,000

Targets (Mid-Point) (in thousands)
Adjusted EBITDAX (3)	$ 40,044	$ 39,000
Interest expense	$ 404	$ 0 (4)
Oil and natural gas capital	$ 10,064	$ 7,000
Total capital	$ 66,928	$ 60,000

Weighted Average NYMEX Differentials
Natural gas (MMBtu)	($ 0.35)	($ 0.33) - ($ 0.29)
Oil (Bbl)	($ 3.00)	($ 3.45) - ($ 3.12)
NGL price as a % of NYMEX oil price	35%	39% - 43%

(1)	Includes other revenues and margin on marketing activities

(2)	Excludes share-based compensation expenses and severance expenses

(3)
Includes a reduction to EBITDAX for estimated severance expenses, costs associated with managing assets divested during 2018, associated divestment costs, required transition services under purchase and sale agreements and estimated separation costs

(4)	Excludes non cash amortization of deferred financing costs

Second Quarter and Revised Full Year 2018 Guidance
Guidance estimates have been revised to include the previously marketed Drunkards Wash properties, and increased capital budget. The 2018 capital budget has been increased to $160 million, primarily driven by a $24 million increase at Blue Mountain Midstream for additional capital needed for incremental gathering related to third party dedications and pipeline interconnects.
The guidance provided below excludes LINN’s 50 percent equity interest in Roan and has been adjusted for the timing of the previously announced asset sales that closed in the second quarter.

	Q2 2018E	Revised Guidance FY 2018E
Net Production (MMcfe/d)	295 - 325	310 - 350
Natural gas (MMcf/d)	230 - 255	230 - 260
Oil (Bbls/d)	1,650 - 1,750	3,000 - 3,500
NGL (Bbls/d)	9,250 - 10,000	10,200 - 11,300

Other revenues, net (in thousands) (1)	$ 10,000 - $ 12,000	$ 68,000 - $ 75,000

Costs (in thousands)	$ 48,000 - $ 54,000	$ 215,000 - $ 238,000
Lease operating expenses	$ 24,000 - $ 27,000	$ 115,000 - $ 127,000
Transportation expenses	$ 17,000 - $ 19,000	$ 70,000 - $ 77,000
Taxes, other than income taxes	$ 7,000 - $ 8,000	$ 30,000 - $ 34,000

General and administrative expenses (2)	$ 20,000 - $ 22,000	$ 75,000 - $ 82,000
General and administrative severance expenses	$ 11,000 - $ 14,000	$ 33,000 - $ 37,000

Costs per Mcfe (Mid-Point)	$ 1.81	$ 1.89
Lease operating expenses	$ 0.90	$ 1.01
Transportation expenses	$ 0.64	$ 0.61
Taxes, other than income taxes	$ 0.27	$ 0.27

Targets (Mid-Point) (in thousands)
Adjusted EBITDAX (3)	$ 6,000	$ 108,000
Interest expense (4)	—	—
Oil and natural gas capital	$ 9,000	$ 35,000
Total capital	$ 54,000	$ 160,000

Weighted Average NYMEX Differentials
Natural gas (MMBtu)	($ 0.52) - ($ 0.43)	($ 0.50) - ($ 0.40)
Oil (Bbl)	($ 2.90) - ($ 2.50)	($ 3.10) - ($ 2.50)
NGL price as a % of crude oil price	30% - 34%	32% - 36%

Unhedged Commodity Price Assumptions	Apr	May	Jun	2018E
Natural gas (MMBtu)	$ 2.69	$ 2.74	$ 2.77	$ 2.85
Oil (Bbl)	$ 65.56	$ 68.38	$ 68.40	$ 65.97
NGL (Bbl)	$ 21.02	$ 22.15	$ 22.14	$ 22.53

(1)	Includes other revenues and margin on marketing activities

(2)	Excludes share-based compensation expenses and severance expenses

(3)
Includes a reduction to EBITDAX for estimated severance expenses, costs associated with managing assets divested during 2018, associated divestment costs, required transition services under purchase and sale agreements and estimated separation costs

(4)	Excludes non cash amortization of deferred financing costs

Hedging Update
In April 2018, in connection with closing of the Altamont Bluebell sale, the Company unwound all 2018 and 2019 oil collars at a cost of approximately $20 million.

	2018		2019
Natural Gas	Volume (MMMBtu/d)	Average Price (per MMBtu)	Volume (MMMBtu/d)	Average Price (per MMBtu)
Swaps	191	$3.02	51	$2.91
Oil	Volume (Bbls/d)	Average Price (per Bbl)	Volume (Bbls/d)	Average Price (per Bbl)
Swaps	1,500	$54.07	—	—
Natural Gas Basis Differential	Volume (MMMBtu/d)	Average Price (per MMBtu)	Volume (MMMBtu/d)	Average Price (per MMBtu)
NGPL TX-OK Basis Swaps	10	($0.19)	—	—
Earnings Call / Form 10‑Q
The Company will host a conference call Thursday, May 3, 2018 at 10 a.m. (Central) to discuss this strategic update and the Company’s first quarter 2018 results. There will be prepared remarks by Mark E. Ellis, President and Chief Executive Officer, David Rottino, LINN’s Executive Vice President and Chief Financial Officer and President and Chief Executive Officer of Riviera Resources, and Greg Harper, the President and Chief Executive Officer of Blue Mountain Midstream.
Investors and analysts are invited to participate in the call by dialing (844) 625-4392, or (409) 497-0988 for international calls using Conference ID: 7288377. Interested parties may also listen over the internet at www.linnenergy.com. A replay of the call will be available on the company’s website or by phone until May 17, 2018. The number for the replay is (855) 859-2056 or (404) 537-3406 for international calls using Conference ID: 7288377.
Supplemental information can be found at the following link on our website: http://ir.linnenergy.com/presentations.cfm
About LINN Energy
LINN Energy, Inc. was formed in February 2017 as the reorganized successor to LINN Energy, LLC. Headquartered in Houston, Texas, the Company’s current focus is the development of the Merge/SCOOP/STACK in Oklahoma through its equity interest in Roan Resources LLC, as well as through its midstream operations in that area. Additionally, the Company is pursuing emerging horizontal opportunities in Oklahoma, North Louisiana and East Texas, while continuing to add value by efficiently operating and applying new technology to a diverse set of long-life producing assets.
Forward-Looking Statements
Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to financial and operational performance and results of the Company and Roan Resources LLC, timing of and ability to execute planned separation transactions and asset sales, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.
CONTACTS: LINN Energy, Inc.
Investors:
Jim Frew – Investor Relations
(281) 840-4110
ir@linnenergy.com

Consolidated Balance Sheets (Unaudited)

	March 31, 2018	December 31, 2017
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$227,196	$464,508
Accounts receivable – trade, net	130,527	140,485
Derivative instruments	7,287	9,629
Restricted cash	77,263	56,445
Other current assets	65,213	79,771
Assets held for sale	92,492	106,963
Total current assets	599,978	857,801

Noncurrent assets:
Oil and natural gas properties (successful efforts method)	778,091	950,083
Less accumulated depletion and amortization	(48,142)	(49,619)
	729,949	900,464

Other property and equipment	533,078	480,729
Less accumulated depreciation	(36,326)	(28,658)
	496,752	452,071

Derivative instruments	936	469
Deferred income taxes	162,709	198,417
Equity method investments	490,503	464,926
Other noncurrent assets	5,983	6,975
	660,131	670,787
Total noncurrent assets	1,886,832	2,023,322
Total assets	$2,486,810	$2,881,123

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$264,973	$253,975
Derivative instruments	16,931	10,103
Other accrued liabilities	38,948	58,617
Liabilities held for sale	42,891	43,302
Total current liabilities	363,743	365,997

Noncurrent liabilities:
Derivative instruments	4,682	2,849
Asset retirement obligations and other noncurrent liabilities	104,730	160,720
Total noncurrent liabilities	109,412	163,569

Equity:
Class A common stock	76	84
Additional paid-in capital	1,478,365	1,899,642
Retained earnings	502,684	432,860
Total common stockholders’ equity	1,981,125	2,332,586
Noncontrolling interests	32,530	18,971
Total equity	2,013,655	2,351,557
Total liabilities and equity	$2,486,810	$2,881,123

Consolidated Balance Sheets - Continued (Unaudited)

Consolidated Statements of Operations (Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2018	One Month Ended March 31, 2017	Two Months Ended February 28, 2017
(in thousands, except per share and per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$136,876	$80,325	$188,885
Gains (losses) on oil and natural gas derivatives	(15,030)	(11,959)	92,691
Marketing revenues	46,267	2,914	6,636
Other revenues	5,894	2,028	9,915
	174,007	73,308	298,127
Expenses:
Lease operating expenses	47,884	24,630	49,665
Transportation expenses	19,094	13,723	25,972
Marketing expenses	41,755	2,539	4,820
General and administrative expenses	44,779	10,411	71,745
Exploration costs	1,202	55	93
Depreciation, depletion and amortization	28,465	19,914	47,155
Taxes, other than income taxes	8,452	7,077	14,877
(Gains) losses on sale of assets and other, net	(106,075)	484	829
	85,556	78,833	215,156
Other income and (expenses):
Interest expense, net of amounts capitalized	(404)	(4,200)	(16,725)
Earnings from equity method investments	25,345	39	157
Other, net	(169)	(388)	(149)
	24,772	(4,549)	(16,717)
Reorganization items, net	(1,951)	(2,565)	2,331,189
Income (loss) from continuing operations before income taxes	111,272	(12,639)	2,397,443
Income tax expense (benefit)	40,174	(5,315)	(166)
Income (loss) from continuing operations	71,098	(7,324)	2,397,609
Income (loss) from discontinued operations, net of income taxes	—	68	(548)
Net income (loss)	71,098	(7,256)	2,397,061
Net income attributable to noncontrolling interests	1,274	—	—
Net income (loss) attributable to common stockholders/unitholders	$69,824	$(7,256)	$2,397,061

Income (loss) per share/unit attributable to common stockholders/unitholders:
Income (loss) from continuing operations per share/unit – Basic	$0.88	$(0.08)	$6.80
Income (loss) from continuing operations per share/unit – Diluted	$0.86	$(0.08)	$6.80

Income (loss) from discontinued operations per share/unit – Basic	$—	$—	$(0.01)
Income (loss) from discontinued operations per share/unit – Diluted	$—	$—	$(0.01)

Net income (loss) per share/unit – Basic	$0.88	$(0.08)	$6.79
Net income (loss) per share/unit – Diluted	$0.86	$(0.08)	$6.79

Weighted average shares/units outstanding – Basic	78,975	89,848	352,792
Weighted average shares/units outstanding – Diluted	80,332	89,848	352,792

Consolidated Statements of Cash Flows (Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2018	One Month Ended March 31, 2017	Two Months Ended February 28, 2017
(in thousands)
Cash flow from operating activities:
Net income (loss)	$71,098	$(7,256)	$2,397,061
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	—	(68)	548
Depreciation, depletion and amortization	28,465	19,914	47,155
Deferred income taxes	40,660	(5,034)	(166)
Total (gains) losses on derivatives, net	15,030	11,959	(92,691)
Cash settlements on derivatives	(4,494)	5,782	(11,572)
Share-based compensation expenses	17,037	4,177	50,255
Amortization and write-off of deferred financing fees	404	3	1,338
(Gains) losses on sale of assets and other, net	(131,330)	345	1,069
Reorganization items, net	—	—	(2,359,364)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable – trade, net	5,415	26,614	(7,216)
(Increase) decrease in other assets	14,176	(2,553)	528
Increase (decrease) in accounts payable and accrued expenses	15,711	(43,476)	20,949
Increase (decrease) in other liabilities	(24,362)	4,187	2,801
Net cash provided by operating activities – continuing operations	47,810	14,594	50,695
Net cash provided by operating activities – discontinued operations	—	3,166	8,781
Net cash provided by operating activities	47,810	17,760	59,476

Cash flow from investing activities:
Development of oil and natural gas properties	(26,024)	(19,779)	(50,597)
Purchases of other property and equipment	(46,110)	(2,466)	(7,409)
Proceeds from sale of properties and equipment and other	232,394	326	(166)
Net cash provided by (used in) investing activities – continuing operations	160,260	(21,919)	(58,172)
Net cash used in investing activities – discontinued operations	—	(465)	(584)
Net cash provided by (used in) investing activities	160,260	(22,384)	(58,756)

Consolidated Statements of Cash Flows - Continued (Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2018	One Month Ended March 31, 2017	Two Months Ended February 28, 2017
(in thousands)
Cash flow from financing activities:
Proceeds from rights offerings, net	—	—	514,069
Repurchases of shares	(367,830)	—	—
Proceeds from borrowings	—	30,000	—
Repayments of debt	—	(96,250)	(1,038,986)
Payment to holders of claims under the Predecessor’s second lien notes	—	—	(30,000)
Distributions to noncontrolling interests	(8,007)	—	—
Cash settlements of RSUs	(48,701)	—	—
Other	(26)	17,658	(6,015)
Net cash used in financing activities – continuing operations	(424,564)	(48,592)	(560,932)
Net cash used in financing activities – discontinued operations	—	—	—
Net cash used in financing activities	(424,564)	(48,592)	(560,932)

Net decrease in cash, cash equivalents and restricted cash	(216,494)	(53,216)	(560,212)
Cash, cash equivalents and restricted cash:
Beginning	520,953	144,022	704,234
Ending	$304,459	$90,806	$144,022

Schedule 1 - Adjusted EBITDAX (Non-GAAP Measure)
The non-GAAP financial measure of adjusted EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, this non-GAAP measure should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for GAAP.
Adjusted EBITDAX is a measure used by Company management to evaluate the Company’s operational performance and for comparisons to the Company’s industry peers. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results.
The following presents a reconciliation of net income (loss) to adjusted EBITDAX:

	Three Months Ended March 31,
	2018	2017
	(in thousands)

Net income	$71,098	$2,389,805
Plus (less):
Income from discontinued operations	—	480
Interest expense	404	20,925
Income tax expense (benefit)	40,174	(5,481)
Depreciation, depletion and amortization	28,465	67,069
Exploration costs	1,202	148
EBITDAX	141,343	2,472,946
Plus (less):
Noncash (gains) losses on oil and natural gas derivatives	10,536	(86,522)
Accrued settlements on oil derivative contracts related to current production period (1)	633	1,302
Share-based compensation expenses	17,037	54,432
Earnings from equity method investments	(25,345)	(196)
(Gains) losses on sale of assets and other, net (2)	(106,111)	170
Reorganization items, net (3)	1,951	(2,328,624)
Adjusted EBITDAX	$40,044	$113,508

(1)	Represent amounts related to oil derivative contracts that settled during the respective period (contract terms had expired) but cash had not been received as of the end of the period.

(2)	Primarily represent gains or losses on the sales of assets and gains or losses on inventory valuation.

(3)
Represent costs and income directly associated with the Company’s filing for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code since the petition date, and also include adjustments to reflect the carrying value of certain liabilities subject to compromise at their estimated allowed claim amounts, as such adjustments are determined.

Schedule 1 – Adjusted EBITDAX (Non-GAAP Measure) - Continued

Roan Resources LLC Adjusted EBITDAX

Three Months Ended March 31, 2018
(in thousands)

Net income	$20,688
Plus (less):
Interest expense	900
Depreciation, depletion and amortization	11,773
Exploration costs	250
EBITDAX	33,611
Noncash losses on oil and natural gas derivatives	2,738
Share-based compensation expenses	1,146
Adjusted EBITDAX	$37,495